Exhibit 11

                        ALLMERICA FINANCIAL CORPORATION

                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                 For the Periods Ended June 30, 1997 and 1996
                     (In millions, except per share data)
                                  (Unaudited)


                                 Quarter Ended           Six Months Ended
                                   June 30,                 June 30,
                                  1997      1996          1996       1997
Primary:
  Average shares outstanding      50.2      50.1          50.2       50.1
  Net effect of dilutive stock
  options based on the treasury
  stock method using average
  market price                     0.1       0.0           0.1        0.0
                                 -----     -----         -----      -----
TOTALS                            50.3      50.1          50.3       50.1
                                 =====     =====         =====      =====

   Net income                    $37.7     $42.6         $53.6      $89.9
                                 =====     =====         =====      =====

   Per share amount              $0.75     $0.85         $1.07      $1.79


Fully diluted:
   Average shares outstanding     50.2      50.1          50.2       50.1
   Net effect of dilutive stock
   options based on the treasury
   stock method using the higher
   of period end or average
   market price                    0.1       0.0           0.1        0.0
                                 -----     -----         -----      -----
TOTALS                            50.3      50.1          50.3       50.1

Net income                       $37.7     $42.6         $53.6      $89.9
                                 =====     =====         =====      =====

Per share amount                 $0.75     $0.85         $1.07      $1.79


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